UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): AUGUST 10, 2005
LASERSCOPE
(Exact name of Registrant as specified in its charter)
Commission File Number: 000-18053

CALIFORNIA (State or other jurisdiction of Incorporation or organization)	77-0049527 (I.R.S. Employer Identification No.)
3070 ORCHARD DRIVE
SAN JOSE, CA 95134-2011
(Address of principal executive offices)
(408) 943-0636
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
(a) As described in Item 5.02 below, Elisha W. Finney will receive certain compensation in connection with her services as a member of the Laserscope Board of Directors.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(d) On August 10, 2005, the Board of Directors (the “Board”) of Laserscope, a California corporation (the “Company”) appointed Elisha W. Finney as a member of the Company’s Board of Directors, to fill the newly created sixth Board seat. Ms. Finney was also appointed to the Board’s Audit Committee on such date.
As a member of the Company’s Board of Directors, Ms. Finney will be compensated in accordance with the Company’s 2005 Director Compensation Plan (the “Plan”). Ms. Finney will receive an annual retainer of $20,000 and $500 for attendance at each meeting of the Board of Directors, payable quarterly as earned. In accordance with the Plan, on the date of her appointment to the Board of Directors, Ms. Finney was granted an option to purchase 20,000 shares of Common Stock of the Company with an exercise price equal to the closing price of our common stock on the date of grant pursuant to the Company’s 1999 Director’s Stock Option Plan.
A copy of the press release announcing Ms. Finney’s appointment is attached hereto as Exhibit 99.1 and is incorporated by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
(a) On August 10, 2005, the Board of Directors of the Company approved an amendment to the Company’s Bylaws to increase the exact number of directors from five (5) to six (6), effective on such date.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
3.1	Amendment to Bylaws adopted on August 10, 2005.

99.1	Press Release of Laserscope dated August 11, 2005.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASERSCOPE (Registrant)
Date: August 11, 2005	By:	/s/ Derek Bertocci
Derek Bertocci
Vice President, Finance, and Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
3.1	Amendment to Bylaws adopted on August 10, 2005.
99.1	Press Release of Laserscope, dated August 11, 2005.